Exhibit 99.1

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Link to searchable text of slide shown above

Searchable text section of graphics shown above

Exhibit 99.1

[GRAPHIC]

[LOGO]

Regulation FD

This presentation may include forward-looking statements. These forward-looking statements include comments with respect to our objectives and strategies, and the results of our operations and our business.

However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We caution readers of this presentation not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.

Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which we operate, and changes in economic, political, regulatory and technological conditions. We caution that the foregoing list is not exhaustive.  When relying on forward-looking statements to make decisions, investors should carefully consider the aforementioned factors as well as other uncertainties and events.

Overview

Community Bank based in Southern California

•      New management successfully repositioned company

•    2000 - 2001 poor asset quality, high cost deposits, regulatory

•    2001 - 2002 private placement, community banking model

•    2002 - 2003 secondary offering, turn-around complete

•      Exceptional growth opportunities in a vibrant market

•    Southern California – 3 retail offices

•    Income property lending

•      Earnings at inflection point

•    Substantial reduction of interest expense

•    Fixed costs in place, income tax benefits

Experienced Management Team

Name (Age)	Position	Years Experience

Steven Gardner (42)	President & Chief Executive Officer	19

John Shindler (48)	Chief Financial Officer	26

Andrew Anderson (40)	Director of Retail Banking	20

Eddie Wilcox (36)	Chief Credit Officer	14

Kathi Duncan (46)	Director of Human Resources and Compliance	22

Jim Sanchez (41)	Director of Information Technology	19

Robert Johnson (59)	Director of Internal Audit	30

Growth and Operating Strategies

•      Increase origination of income property loans

•    Retail origination channel in 3Q 2003

•    New Account Managers - broker relationships

•    Introduce additional products

•      Grow retail branch deposit base

•    Relationship selling – small businesses, consumers

•    Introduce additional services

•    Grow organically or through strategic opportunities

Income Property Lending
Multi-family Markets

Expansive and Fragmented market

Excellent growth opportunities

•      $16 billion of loans originated in So. California

•      Top 10 lenders represent less than 50% of the market

•      Over 900 various lenders in the state of California

•      Southern California #1 market in the country

Source:

•                  DataQuick Information Systems

•                  National Multi Housing Council, “Apartments: A $1.3 Trillion Market”, 2001

•                  Southern California consisting primarily of the counties of Los Angeles, Orange, San Diego, San Bernardino, Ventura, Santa Barbara, and Riverside.

Multi-family Lending Sector has
Superior Asset Quality

Annualized Net Charge-Off Rates

	National			West Region
	2001	2002	2003	3Q 03
Loan Type:
Multi-family	0.00%	0.00%	0.01%	0.01%
Commercial RE	0.19%	0.09%	0.09%	0.05%
SFR Construction	0.20%	0.18%	0.16%	0.20%
Single Family	0.06%	0.07%	0.07%	0.03%

Source:  Office of Thrift Supervision

Lending Strategy

Increase origination of income property loans

•      Focus on multi-family properties – higher risk adjusted rates of return than other mortgage related asset classes

•                  Asset quality directs all of our lending activities - Underwriting focused on actual cash flow, borrower liquidity and collateral marketability

•      Adjustable interest rates, floor rates and prepayment penalties on virtually all loans

Results in overall lower collection costs, consistent revenue stream, well positioned for rising interest rates and higher gains on excess production

Loan Portfolio Composition

(dollars in thousands)

September 30, 2002
$141,480

[CHART]

September 30, 2003
$ 195,561

[CHART]

Loan Portfolio Characteristics

At Origination through September 30, 2003

Multifamily
Average Loan to Value	67.0%
Average Debt Coverage Ratio	1.37:1
Average Balance	$715,000

Commercial Real Estate
Average Loan to Value	60.1%
Average Debt Coverage Ratio	1.60:1
Average Balance	$955,000

Improving Asset Quality Trends:

NPAs to Total Assets

(dollars in thousands)

[CHART]

Retail Branch Strategy

Grow retail branch deposit base

•      Increase transaction accounts with emphasis on relationship banking with small business owners

•      Enhanced product offerings – community bank product menu

•      Cross-sell of various products and services, multiple accounts per customer to ensure they are “fully banked”

Results in stable deposit base, lower funding cost, increased fee income and improved franchise value

Deposit Transaction Accounts

(dollars in thousands)

[CHART]

Financial Performance

Balance Sheet

(dollars in thousands)

	Actual 9/30/2003	Proforma 9/30/2003	As of 12/31/2002
Assets:
Cash and Investments	47,198	58,053	61,833
Loans, net	192,417	192,417	158,231
Other Assets	17,605	17,305	18,214
Total Assets	$257,220	$267,775	$238,278

Liabilities:
Deposits	210,110	210,110	191,170
FHLB Advances	19,650	19,650	20,000
Notes Payable/Subordinated debt	13,045	—	12,940
Other Liabilities	2,110	1,810	2,545
Total Liabilities	244,915	231,570	226,655

Stockholders’ Equity
Total Stockholders’ Equity	12,305	36,205	11,623
Total Liabilities and Stockholders’ Equity	$257,220	$267,775	$238,278

Fully Dilute Book Value per share	$5.26	$5.76	$4.60

Income Statement

(dollars in thousands)

	9 Months Ended 9/30/2003	12 Months Ended
		12/31/2002	12/31/2001
Interest Income
Loans	$8,983	$12,345	$21,973
Other Int. Earning Assets	3,362	6,527	2,469
Total Interest Income	12,345	18,872	24,442

Interest Expense
Deposits	3,771	6,314	14,989
FHLB Advances	373	535	992
Notes and Debentures	1,598	2,061	210
Total Interest Expense	5,742	8,910	16,191

Net Int. Inc. Before Provision	6,603	9,962	8,251

Non Interest Income	1,946	1,869	3,992
Non Interest Expense	7,134	10,165	14,340

Income Before Taxes	735	533	(5,410)
Inc. Tax (Benefit)/Provision	(594)	(2,345)	642
Net Income	$1,329	$2,878	$(6,052)

Summary

•      Management repositioned company

•      Successful Community Banking business model

•      Exceptional growth opportunities

•      Southern California

•      Earnings at inflection point

•      Substantial reduction of interest expense

•      Fixed costs in place, income tax benefits

[LOGO]